Exhibit 99.1

Elite Pharmaceuticals Reports Positive Results from a Pivotal Bioequivalence Study

NORTHVALE, N.J. – November 2, 2022 – Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, today reported positive results from pivotal fed and fasted bioequivalence studies for an undisclosed extended-release generic drug product in a class of medications called dopamine agonists. IQVIA reported annual revenue for the twelve months ending August 2022 of $12 million for the generic market for this product.

The studies were single-dose crossover comparative bioavailability studies in healthy male and female volunteers in both the fed and fasting states. The results indicate that the generic product is bioequivalent to the branded product. Elite is compiling the data for this product to file an Abbreviated New Drug Application with the US Food and Drug Administration.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops niche generic products. Elite specializes in developing and manufacturing oral, controlled-release drug products. Elite owns multiple generic products which have been licensed to Lannett Company, Prasco, LLC, Epic Pharma, LLC, and TAGI Pharma. Elite operates a cGMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties, and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations

518-398-6222

Dianne@elitepharma.com